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                                                                   Exhibit 3.20a



                          CERTIFICATE OF INCORPORATION
                                       OF
                         GLOBAL IMAGING FINANCE COMPANY


                                   ARTICLE I.

      This corporation is being organized and will exist under Delaware law.

                                   ARTICLE II.

      The name of the corporation is Global Imaging Finance Company.

                                  ARTICLE III.

      The address of the corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE IV.

      The nature of the business of the corporation and the purposes for which it is organized are:

      To engage in the pursuit of the financing of investments in the copier/officer equipment dealer and/or service industry and any business and in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the Stare of Delaware to such corporations.

                                   ARTICLE V.

      The total number of shares that the corporation shall have authority to issue is 1,000 shares, all of which shall be common stock, each with a par value of $.01.
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                                   ARTICLE VI.

      The name and mailing address of the incorporator is:

               Christopher J. Hagan
               1225 New York Avenue, Suite 1200
               Washington, D.C. 20005-3919

                                  ARTICLE VII.

      The powers of the incorporator shall terminate upon the filing of this certificate of incorporation in the office of the Secretary of State of the State of Delaware. The names and mailing addresses of the persons who are to serve as directors of the corporation until their successors are elected and qualified or until their earlier resignations or removals are:

                 Name                    Mailing Address
                 ----                    ---------------

           Thomas S. Johnson             14499 Marbury Road, Suite 280
                                         Tampa, Florida 33618

           Carl D. Thoma                 6100 Sears Tower
                                         Chicago, Illinois 60606

           William Kessinger             6100 Sears Tower
                                         Chicago, Illinois 60606

                                  ARTICLE VIII.

      A. The number of director. of the corporation shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws.

      B. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

                                   ARTICLE IX.

      The board of directors of the corporation is expressly authorized to make, alter, or repeal the bylaws of the corporation, but such authorization shall not divest the stockholders of the power, nor limit their power, to adopt, amend, or repeal bylaws.


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                                   ARTICLE X.

      The corporation shall, to the fullest extent permitted by Delaware law as in effect from time to time, indemnify any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the corporation or, while serving at the request of the corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity. Expenses (including attorneys' fees) incurred in defending an action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by Delaware law. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against such liability under the provisions of this Article X. The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this certificate of incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article X shall not be deemed to preclude the corporation from indemnifying other persons from similar or other expenses and liabilities as the board of directors or the stockholders way determine in a specific instance or by resolution of general application. Any repeal or modification of this Article X by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.

                                   ARTICLE XI.

      A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall nor be liable to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article XI by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


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                                  ARTICLE XII.

      The corporation shall have authority, to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association, or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction.

                                  ARTICLE XIII.

      Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                  ARTICLE XIV.

      The corporation shall not be subject to the provisions of Section 203 of the Delaware General Corporation Law.

      Executed this 13th day of March, 1996.

                                                      /s/ Christopher J. Hagan
                                                      ------------------------
                                                      Christopher J. Hagan



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